EXHIBIT 7.01

AGREEMENT OF JOINT FILING

The parties listed below agree that the Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 12, 2014

PACVEN WALDEN VENTURES VI, L.P.

BY:	PACVEN WALDEN MANAGEMENT VI CO. LTD.

ITS:	GENERAL PARTNER

By:	/s/ Lip-Bu Tan
Lip-Bu Tan, Director

PACVEN WALDEN VENTURES VI PARALLEL, L.P.

BY:	PACVEN WALDEN MANAGEMENT VI CO. LTD.

ITS:	GENERAL PARTNER

By:	/s/ Lip-Bu Tan
Lip-Bu Tan, Director

PACVEN WALDEN MANAGEMENT VI CO. LTD.

By:	/s/ Lip-Bu Tan
Lip-Bu Tan, Director

/s/ Lip-Bu Tan
Lip-Bu Tan

/s/ Andrew Kau
Andrew Kau

/s/ Brian Chiang
Brian Chiang